GUARANTEE

            This Guarantee dated this 8th day of August, 2013 is made by CARDERO COAL LTD. to and in favour of E.L. II Properties Trust and Kopple Family Partnership, L.P. (the “Secured Creditors”).

WHEREAS:

A.	The Secured Creditors have agreed to purchase from the Borrower the Notes on the terms and conditions contained therein;

B.	The Guarantor requires the use of proceeds from the sale of the Notes for its business purposes;

C.	It is a requirement under the Notes that the Guarantor execute and deliver this Guarantee; and

D.	The Guarantor considers it in its best interests to provide this Guarantee.

            NOW THEREFORE, to induce the Secured Creditors to extend credit to the Borrower, and in consideration thereof, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Guarantor agrees as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms.

As used in this Guarantee the following terms have the following meanings:

“Borrower” means Cardero Resource Corp., a corporation existing under the laws of the Province of British Columbia, and its successors and permitted assigns.

“Business Day” means a day other than a Saturday, Sunday or any other day on which Canadian chartered banks located in the City of Vancouver, Province of British Columbia are not open for business.

“Credit Documents” means the Notes, this Agreement, the Security Documents, a subscription agreement dated as of the date hereof and all other documents to be executed and delivered to the Secured Creditors by the Borrower and the Guarantor.

“Guarantee” means this guarantee.

“Guarantor” means Cardero Coal Ltd. and its successors and permitted assigns.

“Guarantor Security Documents” means any and all agreements and documents executed and delivered contemporaneously herewith, and held by the Secured Creditors from time to time in connection with the Obligations.

“Intercorporate Indebtedness” has the meaning specified in Section 3.5.

“Notes” means the Senior Secured Notes of the Borrower purchased by the Secured Creditors in the aggregate principal amount of $5,700,000.

“Notice” has the meaning specified in Section 5.1.

“Obligations” means (i) all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower to the Secured Creditors, in any currency, however or wherever incurred, and whether incurred by the Borrower alone or jointly with another or others and whether as principal, guarantor or surety and in whatever name or style, and (ii) the due performance and compliance by the Borrower with all of the terms and conditions of the Notes and the other Credit Documents, as such debts, liabilities and obligations may be varied from time to time as contemplated by Section 3.7.

“Other Taxes” means present and future stamp and documentary taxes and any other excise and property taxes, charges, financial institutions duties, debits taxes and similar levies which arise from any payment made by the Guarantor under this Guarantee or under any of the Guarantor Security Documents or from the execution, delivery or registration of, or otherwise with respect to, this Guarantee or any of the Guarantor Security Documents.

“Security Documents” at any time means each agreement, document and instrument delivered to the Secured Creditors as security for the Obligations.

“Taxes” means all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities imposed by any country (or any political subdivision or taxing authority of it).

1.2	Interpretation.

(a) Capitalized terms used in this Guarantee but not defined have the meanings given to them in the Notes.

(b)

In this Guarantee the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expression “Article”, “Section” or other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Guarantee.

(c) Any reference in this Guarantee to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)	The division of this Guarantee into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and are not to affect its interpretation.

(e)	The schedules attached to this Guarantee form an integral part of it for all purposes of it.

(f)

Except as otherwise provided in this Guarantee, any reference to this Guarantee, any Credit Document or any Guarantor Security Document refers to this Guarantee or such Credit Document or Guarantor Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it. Except as otherwise provided in this Guarantee, any reference in this Guarantee to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

(g)	All references in this Guarantee to dollars, unless otherwise specifically indicated, are expressed in lawful currency of the United States of America.

ARTICLE 2
GUARANTEE

2.1      Guarantee.

            The Guarantor irrevocably and unconditionally guarantees to the Secured Creditors the due and punctual payment, and the due performance, whether at stated maturity, by acceleration or otherwise, of the Obligations. The Guarantor agrees that the Obligations will be paid to the Secured Creditors strictly in accordance with their terms and conditions.

2.2      Indemnity.

            If any or all of the Obligations are not duly performed by the Borrower and are not performed by the Guarantor under Section 2.1 for any reason whatsoever, the Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Secured Creditors from and against all losses resulting from the failure of the Borrower to duly perform such Obligations.

2.3      Primary Obligation

            If any or all of the Obligations are not duly performed by the Borrower and are not performed by the Guarantor under Section 2.1 or the Secured Creditors are not indemnified under Section 2.2, in each case, for any reason whatsoever, such Obligations will, as a separate and distinct obligation, be performed by the Guarantor as primary obligor. The Guarantor may, by notice in writing delivered to the Secured Creditors, with effect from and after the date that is 30 days following the date of receipt by the Secured Creditors of such notice, determine its liability under this Guarantee in respect of liabilities thereafter incurred or arising but not in respect of any liabilities theretofore incurred or arising even though not then matured, provided, however, that notwithstanding receipt of any such notice the Secured Creditors may fulfil any requirements of the Guarantor based on agreements express or implied made prior to the receipt of such notice and any resulting liabilities shall be covered by this Guarantee.

2.4      Absolute Liability.

            The Guarantor agrees that the liability of the Guarantor under Section 2.1 and Section 2.3 and, for greater certainty, under Section 2.2, is absolute and unconditional irrespective of:

(a)	the lack of validity or enforceability of any terms of any of the Credit Documents;

(b)

any contest by the Borrower or any other Person as to the amount of the Obligations, the validity or enforceability of any terms of the Credit Documents or the perfection or priority of any security granted to the Secured Creditors;

(c)	any defence, counter claim or right of set-off available to the Borrower;

(d)

any release, compounding or other variance of the liability of the Borrower or any other Person liable in any manner under or in respect of the Obligations or the extinguishment of all or any part of the Obligations by operation of law;

(e)

any change in the time or times for, or place or manner or terms of payment or performance of the Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which the Secured Creditors may grant to the Borrower or any other Person;

(f)

any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any increase in the amounts available thereunder or the inclusion of an additional borrower thereunder), or other action or inaction under, the Notes, the other Credit Documents or any other related document or instrument, or the Obligations;

(g)

any discontinuance, termination, reduction, renewal, increase, abstention from renewing or other variation of any credit or credit facilities to, or the terms or conditions of any transaction with, the Borrower or any other Person;

(h)

any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Borrower or the Guarantor or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of the Borrower or the Guarantor or their respective businesses;

(i)

any dealings with the security which the Secured Creditors hold or may hold pursuant to the terms and conditions of the Credit Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(j)

any limitation of status or power, disability, incapacity or other circumstance relating to the Borrower or the Guarantor or any other Person, including any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, winding-up or other like proceeding involving or affecting the Borrower or the Guarantor or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not the Guarantor shall have notice or knowledge of any of the foregoing;

(k)	the assignment of all or any part of the benefits of this Guarantee by the Secured Creditors;

(l)

any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Credit Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (i) any governmental entity that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of the Guarantor under this Guarantee, or (ii) any court order that amends, varies, reduces or otherwise affects any of the Obligations;

(m)

any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by the Secured Creditors, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which the Secured Creditors realize on such security;

(n)	any application of any sums received to the Obligations, or any part thereof, and any change in such application; and

(o)	any other circumstances which might otherwise constitute a defence available to, or a discharge of, the Guarantor, the Borrower or any other Person in respect of the Obligations or this Guarantee.

ARTICLE 3
ENFORCEMENT

3.1      Remedies.

            The Secured Creditors are not bound to exhaust their recourse against the Borrower or any other Person or realize on any security it may hold in respect of the Obligations before being entitled to (i) enforce payment and performance under this Guarantee or (ii) pursue any other remedy against the Guarantor, and the Guarantor renounces all benefits of discussion and division.

3.2      Amount of Obligations.

            Any account settled or stated by or between the Secured Creditors and the Borrower, or if any such account has not been settled or stated immediately before demand for payment under this Guarantee, any account stated by the Secured Creditors shall, in the absence of manifest error, be accepted by the Guarantor as conclusive evidence of the amount of the Obligations which is due by the Borrower to the Secured Creditors or remains unpaid by the Borrower to the Secured Creditors.

3.3      Payment on Demand.

            The Guarantor will pay and perform the Obligations and pay all other amounts payable by it to the Secured Creditors under this Guarantee, and the obligation to do so arises, immediately after demand for such payment or performance is made in writing to it. The liability of the Guarantor bears interest from the date of such demand at the rate or rates of interest then applicable to the Obligations under and calculated in the manner provided in the Credit Documents (including any adjustment to give effect to the provisions of the Interest Act (Canada)).

3.4      Costs and Expenses.

            The Guarantor is liable for and will pay on demand by the Secured Creditors any and all reasonable expenses, costs and charges incurred by or on behalf of the Secured Creditors in connection with this Agreement, including all reasonable legal fees, courts costs, receivers or agent’s remuneration and other expenses in connection with enforcing any of their rights under any of the Credit Documents.

3.5      Assignment and Postponement.

(a)

All obligations, liabilities and indebtedness of the Borrower to the Guarantor of any nature whatsoever and all security therefor (the “Intercorporate Indebtedness”) are assigned and transferred to the Secured Creditors as general, continuing and collateral security for the Guarantor’s obligations under this Guarantee and postponed to the payment in full of all Obligations. Until the occurrence of an Event of Default (unless it is waived in writing by the Secured Creditors), the Guarantor may receive payments in respect of the Intercorporate Indebtedness as permitted under the Notes. The Guarantor will not assign all or any part of the Intercorporate Indebtedness to any Person other than the Secured Creditors.

(b)

Upon the occurrence of an Event of Default which is not waived in writing by the Secured Creditors, all Intercorporate Indebtedness shall be, and shall be deemed to be, held in trust for the Secured Creditors and will be collected, enforced or proved subject to, and for the purpose of, this Guarantee. In such event, any payments received by the Guarantor in respect of the Intercorporate Indebtedness shall be, and shall be deemed to be, held in trust for the Secured Creditors and segregated from other funds and property held by the Guarantor and immediately paid to the Secured Creditors on account of the Obligations.

(c)

The Intercorporate Indebtedness shall not be released or withdrawn by the Guarantor without the prior written consent of the Secured Creditors. The Guarantor will not allow a limitation period to expire on the Intercorporate Indebtedness or ask for or obtain any security or negotiable paper for, or other evidence of, the Intercorporate Indebtedness except for the purpose of delivering the same to the Secured Creditors.

(d)

In the event of any insolvency, bankruptcy or other proceeding involving the liquidation, arrangement, compromise, reorganization or other relief with respect to the Borrower or its debts, the Guarantor will, upon the request of the Secured Creditors, make and present a proof of claim or commence such other proceedings against the Borrower on account of the Intercorporate Indebtedness as may be reasonably necessary to establish the Guarantor’s entitlement to payment of any Intercorporate Indebtedness. Such proof of claim or other proceeding must be made or commenced prior to the earlier of (i) the day which is 30 days after notice requesting such action is delivered by or on behalf of the Secured Creditors to the Guarantor, and (ii) the day which is 10 days preceding the date when such proof of claim or other proceeding is required by applicable law to be made or commenced. Such proof of claim or other proceeding must be in form and substance acceptable to the Secured Creditors, acting reasonably.

(e)

If the Guarantor fails to make and file such proof of claim or commence such other proceeding in accordance with this Section, the Secured Creditors are irrevocably authorized, empowered and directed and appointed the true and lawful attorney of the Guarantor (but is not obliged) with the power to exercise for and on behalf of the Guarantor the following rights, upon the occurrence of an Event of Default which is not waived in writing by the Secured Creditors: (i) to make and present for and on behalf of the Guarantor proofs of claims or other such proceedings against the Borrower on account of the Intercompany Indebtedness, (ii) to demand, sue for, receive and collect any and all dividends or other payments or disbursements made in respect of the Intercompany Indebtedness in whatever form the same may be paid or issued and to apply the same on account of the Obligations, and (iii) to demand, sue for, collect and receive each such payment and distribution and give acquittance therefor and to file claims and take such other actions, in their own names or in the name of the Guarantor or otherwise, as the Secured Creditors may deem necessary or advisable to enforce their rights under this Guarantee.

(f)

The Guarantor will execute all subordinations, postponements, assignments and other agreements as the Secured Creditors may reasonably request to more effectively subordinate and postpone the Intercorporate Indebtedness to the payment and performance of the Obligations.

(g)

The provisions of this Section 3.5 survive the termination of this Guarantee and remain in full force and effect until (i) the Obligations and all other amounts owing under the Credit Documents are indefeasibly repaid and performed in full; and (ii) the Secured Creditors has no further obligations under any of the Credit Documents.

3.6      Suspension of Guarantor Rights.

            So long as there are any Obligations, the Guarantor shall not exercise any rights which it may at any time have by reason of the performance of any of its obligations under this Guarantee (i) to be indemnified by the Borrower, (ii) to claim contribution from any other Person, or (iii) subject to Section 3.8, to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Creditors under any of the Credit Documents.

3.7      No Prejudice to Secured Creditors.

            The Secured Creditors are not prejudiced in any way in the right to enforce any provision of this Guarantee by any act or failure to act on the part of the Borrower or the Secured Creditors. The Secured Creditors may, at any time and from time to time, in such manner it determines is expedient, without any consent of, or notice to, the Guarantor and without impairing or releasing the obligations of the Guarantor (i) change the manner, place, time or terms of payment or performance of the Obligations, (ii) renew or alter the Obligations, (iii) amend, vary, modify, supplement or replace any Credit Document or any other related document or instrument, (iv) discontinue, reduce, renew, increase, abstain from renewing or otherwise vary any credit or credit facilities to, any transaction with, the Borrower or any other Person, (v) release, compound or vary the liability of the Borrower or any other Person liable in any manner under or in respect of the Obligations, (vi) take or abstain from taking securities or collateral from any other Person, or from perfecting securities or collateral of any other Person, (vii) exercise or enforce or refrain from exercising or enforcing any right or security against the Borrower, the Guarantor or any other Person, (viii) accept compromises or arrangement from any Person, (ix) apply any sums from time to time received to the Obligations, or any part thereof, and change any such application in whole or in part from time to time, (x) otherwise deal with, or waive or modify their right to deal with, any Person and security. In their dealings with the Borrower, the Secured Creditors need not enquire into the authority or power of any Person purporting to act for or on behalf of the Borrower.

3.8      Rights of Subrogation.

            Any rights of subrogation acquired by the Guarantor by reason of payment under this Guarantee shall not be exercised until the Obligations and all other amounts due to the Secured Creditors have been indefeasibly paid and performed in full and such rights of subrogation shall be no greater than the rights held by the Secured Creditors. In the event (i) of the liquidation, winding up or bankruptcy of the Borrower (whether voluntary or compulsory), (ii) that the Borrower makes a bulk sale of any of its assets within the meaning of any bulk sales or insolvency legislation, or (iii) that the Borrower makes any composition with creditors or enters into any scheme of arrangement, the Secured Creditors have the right to rank in priority to the Guarantor for their full claims in respect of the Obligations and receive all dividends and other payments until their claims have been indefeasibly paid in full. The Guarantor will continue to be liable, less any payments made by it, for any balance which may be owing to the Secured Creditors by the Borrower. No valuation or retention of their security by the Secured Creditors shall, as between the Secured Creditors and the Guarantor, be considered as a purchase of such security or as payment or satisfaction or reduction of all or any part of the Obligations. If any amount is paid to the Guarantor at any time when all the Obligations and other amounts due to the Secured Creditors have not been paid in full, the amount shall be, and shall be deemed to be, held in trust for the benefit of the Secured Creditors and immediately paid to the Secured Creditors to be credited and applied to the Obligations as it sees fit, whether matured or unmatured. The Guarantor has no recourse against the Secured Creditors for any invalidity, non-perfection or unenforceability of any security held by the Secured Creditors or any irregularity or defect in the manner or procedure by which the Secured Creditors realize on such security.

3.9      No Set-off.

            To the fullest extent permitted by law, the Guarantor makes all payments under this Guarantee without regard to any defence, adverse claim, counter-claim or right of set-off available to it.

3.10    Successors of the Borrower.

            This Guarantee will not be revoked by any change in the constitution of the Borrower. This Guarantee and the Guarantor Security Documents extend to any Person acquiring, or from time to time carrying on, the business of the Borrower.

3.11    Continuing Guarantee and Continuing Obligations.

            The obligation of the Guarantor under Section 2.1 is a continuing guarantee, and the obligations of the Guarantor under Section 2.2 and Section 2.3 are continuing obligations. Each of Section 2.1, Section 2.2 and Section 2.3 extends to all present and future Obligations, applies to and secures the ultimate balance of the Obligations due or remaining due to the Secured Creditors and is binding as a continuing obligation of the Guarantor until the Secured Creditors releases the Guarantor. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Secured Creditors upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

3.12    Supplemental Security.

            This Guarantee is in addition and without prejudice to and supplemental to all other guarantees, indemnities, obligations and security now held or which may hereafter be held by the Secured Creditors.

3.13    Security for Guarantee.

            The Guarantor acknowledges that this Guarantee is intended to secure payment and performance of the Obligations and that the payment and performance of the Obligations and the other obligations of the Guarantor under this Guarantee are secured pursuant to the terms and provisions of the Guarantor Security Documents.

3.14    Right of Set-off.

            Upon the occurrence of any Event of Default which is not waived in writing by the Secured Creditors, the Secured Creditors are authorized by the Guarantor at any time and from time to time and may, to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Secured Creditors to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing irrespective of whether or not (i) the Secured Creditors have made any demand under this Guarantee, or (ii) any of the obligations comprising the Obligations which are contingent or unmatured. The rights of the Secured Creditors under this Section 3.14 are in addition and without prejudice to and supplemental to other rights and remedies which the Secured Creditors may have.

3.15    Interest Act (Canada).

            The Guarantor acknowledges that certain of the rates of interest applicable to the Obligations may be computed on the basis of a year of 365 days. For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 365 days, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 365 days, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 365.

3.16    Taxes.

(a)

All payments to the Secured Creditors by the Guarantor under this Guarantee or under any of the Guarantor Security Documents will be made free and clear of and without deduction or withholding for any and all Taxes, unless such Taxes are required by applicable law to be deducted or withheld. If the Guarantor is required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under this Guarantee or under any of the Guarantor Security Documents (i) the amount payable shall be increased (and for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 3.16), the Secured Creditors receive an amount equal to the amount it would have received if no such deduction or withholding had been made, (ii) the Guarantor will make such deductions or withholdings, and (iii) the Guarantor will immediately pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law.

(b)	The Guarantor agrees to immediately pay any Other Taxes.

(c)

The Guarantor will indemnify the Secured Creditors for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Guarantor under this Section 3.16 but specifically excluding regular income tax paid on interest income) paid by the Secured Creditors and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes and Other Taxes, whether or not they were correctly or legally asserted. Payment under this indemnification will be made within 30 days from the date the Secured Creditors make written demand for it. A certificate as to the amount of such Taxes and Other Taxes submitted to the Guarantor by the Secured Creditors is conclusive evidence, absent manifest error, of the amount due from the Guarantor to the Secured Creditors.

(d)

The Guarantor will furnish to the Secured Creditors the original or a certified copy of a receipt evidencing payment of any Taxes or Other Taxes made by the Guarantor within 30 days after the date of any payment of such Taxes or Other Taxes.

(e)	The provisions of this Section 3.16 survive the termination of this Guarantee.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1      Representations and Warranties.

            The Guarantor represents and warrants, acknowledging and confirming that that the Secured Creditors are relying on such representations and warranties in connection with the acceptance of this Guarantee, that:

(a)	Incorporation and Qualification. The Guarantor is a corporation incorporated and existing under the laws of its jurisdiction of incorporation.

(b)

Corporate Power. The Guarantor has the corporate power to (i) own, lease and operate its properties and assets and carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under the Credit Documents to which it is a party.

(c)

Conflict With Other Instruments. The execution and delivery by the Guarantor and the performance by it under, and compliance with the terms, conditions and provisions of, the Credit Documents to which it is a party:

(i)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)

do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a material breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts, leases or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

(iii)	do not and will not result in the violation of any law, regulation or rule or any judgment, injunction, order, writ, decision, ruling or award which is binding on it.

(d)

Authorized and Issued Capital. At this date, 100% of the issued and outstanding shares of the Guarantor are owned by the Borrower as the registered and beneficial owner with a good title, free and clear of all Liens other than Permitted Encumbrances and those restrictions on transfer, if any, contained in the articles of the Guarantor.

(e)

Execution and Binding Obligation. This Guarantee and the other Credit Documents to which it is a party have been duly executed and delivered by the Guarantor and constitute legal, valid and binding agreements of it enforceable against it in accordance with their respective terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(f)

Notes Representations. Each representation and warranty made by the Borrower pursuant to the subscription agreement between the Secured Creditors and the Borrower dated the date hereof, to the extent it pertains to the Guarantor, the business of the Guarantor and the Credit Documents to which the Guarantor is a party, is true, accurate and complete in all material respects.

4.2      Notes Covenants.

            Until the Obligations and all other amounts owing under this Guarantee are indefeasibly paid or repaid in full, the Obligations are performed in full and the Secured Creditors have no obligations under the Credit Documents, the Guarantor covenants and agrees that it will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in the Notes, and so that no Event of Default, is caused by the actions of the Guarantor.

ARTICLE 5
GENERAL

5.1      Notices, etc.

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by registered mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by registered mail at any time other than during, or within three (3) business days prior to, a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day after the postmarked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day of the sending (provided it was sent before 4:30 p.m. Toronto time) and the applicable printed facsimile record shall be definitive evidence of the time and date of such facsimile transmission, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an employee of the addressee at such address with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section 8.7. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

Cardero Resource Corp.
Suite 2300 – 1177 West Hastings Street.
Vancouver, British Columbia V6E 2K3

Attention:              Lawrence Talbot, Vice-President & General Counsel
Facsimile:               604-408-7499

with a copy (that does not constitute notice) to:

Gowling Lafleur Henderson LLP
550 Burrard Street, Suite 2300
Vancouver, BC V6C 2B5

Attention:              Daniel Allen
Fascimile:               604-689-8610

if to the Secured Creditors:

[Redacted]

Attention:              Robert C. Kopple, Trustee
Facsimile:               •

with a copy (that does not constitute notice) to:

Owen Bird Law Corporation
Bentall 3
595 Burrard Street, Suite 2900
Vancouver, BC V7X 1J5

Attention:              Jeffrey B. Lightfoot
Facsimile:               604-688-2827

5.2      No Merger, Survival of Representations and Warranties.

            The representations, warranties and covenants of the Guarantor in this Guarantee survive the execution and delivery of this Guarantee. Notwithstanding any investigation made by or on behalf of the Secured Creditors, the representations, warranties and covenants in this Guarantee continue in full force and effect.

5.3      Further Assurances.

(a)

The Guarantor will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Secured Creditors may reasonably request to give full effect to this Guarantee and to perfect and preserve the rights and powers of the Secured Creditors under this Guarantee, including any acknowledgements and confirmations of this Guarantee and the Guarantor Security Documents.

(b)

The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by the Guarantor concerning the financial condition of the Borrower and that the Guarantor will look to the Borrower and not to the Secured Creditors, in order for the Guarantor to keep adequately informed of changes in the Borrower’ financial condition.

5.4      Successors and Assigns.

            This Guarantee is binding upon the Guarantor, its successors and assigns, and enures to the benefit of the Secured Creditors and their successors and assigns. This Guarantee may be assigned by the Secured Creditors in accordance with the provisions of the Notes. In any action brought by an assignee to enforce any such right or remedy, the Guarantor will not assert against the assignee any claim or defence which the Guarantor now has or may have against the Secured Creditors. The Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Secured Creditors which may be unreasonably withheld.

5.5      Amendment.

            This Guarantee may only be amended, supplemented or otherwise modified by written agreement executed by the Secured Creditors and the Guarantor.

5.6      Waivers, etc.

(a)

No consent or waiver by the Secured Creditors in respect of this Guarantee is binding unless made in writing and signed by an authorized officer of the Secured Creditors. Any consent or waiver given under this Guarantee is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Guarantee constitutes a waiver of any other provision.

(b)

A failure or delay on the part of the Secured Creditors in exercising a right under this Guarantee does not operate as a waiver of, or impair, any right of the Secured Creditors however arising. A single or partial exercise of a right on the part of the Secured Creditors does not preclude any other or further exercise of that right or the exercise of any other right by the Secured Creditors.

5.7      Severability.

            If any court of competent jurisdiction from which no appeal exists or is taken, determines that any provision of this Guarantee is illegal, invalid or unenforceable, that provision will be severed from this Guarantee and the remaining provisions will remain in full force and effect.

5.8      Application of Proceeds.

            All monies collected by the Secured Creditors under this Guarantee will be applied as provided in the Notes. To the extent any other Credit Document requires proceeds of collateral under such Credit Document to be applied in accordance with the provisions of this Guarantee, the Secured Creditors or holder under such other Credit Document shall apply such proceeds in accordance with this Section 5.8.

5.9      Governing Law.

(a)

This Guarantee shall exclusively (without regard to any principle or rule relating to conflicts of laws) be governed by, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b)

The Guarantor irrevocably attorns and submits to the non-exclusive jurisdiction of any court of competent jurisdiction of the Province of British Columbia sitting in Vancouver in any action or proceeding arising out of or relating to this Guarantee and the other Credit Documents to which it is a party. The Guarantor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum. Nothing in this Section 5.9 limits the right of the Secured Creditors to bring proceedings against the Guarantor in the courts of any other jurisdiction.

(c)

The Guarantor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Guarantor at the address of the Guarantor set out herein. Nothing in this Section 5.9 affects the right of the Secured Creditors to serve process in any manner permitted by law.

5.10    Paramountcy.

            In the event of any conflict with the provisions hereof and the provisions of the Notes, the provisions of the Notes shall prevail and govern but only to the extent of such conflict.

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            IN WITNESS WHEREOF the Guarantor has executed and delivered this Guarantee under seal by its duly authorized signing officer.

CARDERO COAL LTD.

By:	(signed) Lawrence Talbot
Name: Lawrence Talbot
Title: Vice-President & General Counsel
Authorized Signing Officer